Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

Revenue Participation Right

Purchase and Sale Agreement

By and Between

Zenas BioPharma, Inc.

and

Royalty Pharma Investments 2019 ICAV

Dated as of September 2, 2025

i

Index of Exhibits

Exhibit A:Payment Instructions

Exhibit B:Form of Bill of Sale

Exhibit C: Obexelimab Sequence

Exhibit D: [***]

Exhibit E: Existing Contract Manufacturing Agreements

Exhibit F: Existing In-Licenses

Exhibit G:Baseball Arbitration

Exhibit H:Seller’s Disclosure Schedule

REVENUE PARTICIPATION RIGHT purchase and sale AGREEMENT

This REVENUE PARTICIPATION RIGHT purchase and sale AGREEMENT (this “Agreement”), dated as of September 2, 2025 (the “Effective Date”), is made and entered into by and between Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Buyer”), and Zenas BioPharma, Inc., a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, developing and commercializing pharmaceutical products, including the Product; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right and receive the Revenue Payments from the Seller, and the Seller desires to sell the Revenue Participation Right and make the Revenue Payments to the Buyer, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1Definitions. The following terms, as used herein, shall have the following meanings:

[***].

“Additional Purchase Price Payment” is defined in Section 3.6.

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For purposes hereof, any Person shall be deemed to control a partnership, limited liability company, association or other business entity if such Person, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Aggregated Licensee Payment” is defined in Section 7.7(a).

“Agreement” is defined in the preamble.

[***] is defined in the definition of [***].

“Audit Arbitrator” is defined in Section 7.4(d).

“Back-Up Security Interest” is defined in Section 2.4.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“BMS Agreement” means the License Agreement between Seller and Bristol-Myers Squibb Company dated as of August 30, 2023, as in effect on the date hereof.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 8.1(a).

“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, New York City time on the last day of March, June, September, or December, respectively, provided that the first Calendar Quarter shall commence on the Effective Date and end on September 30, 2025.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of any year, provided that the first Calendar Year shall commence on the Effective Date and end on December 31, 2025.

“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Seller’s and its Affiliates’ assets, on a consolidated basis; (b) a merger or consolidation of the Seller (or a parent entity) with a Third Party in which the Seller (or a parent entity) is not the surviving corporation or in which, if the Seller (or its parent entity) is the surviving corporation, the stockholders of the Seller (or its parent entity) immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, and acting jointly, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s (or its parent entity’s) board of directors (or equivalent governing body); or (c) a transaction or series of related transactions with one or more Third Parties (which may include a tender offer for the Seller’s (or its parent entity’s) stock or the issuance, sale or exchange of stock of the Seller (or its parent entity)) if the stockholders of the Seller (or its parent entity) immediately prior to such transaction(s) do not, immediately after consummation of such transaction(s), possess, directly or indirectly through one or more intermediaries, and acting jointly, a majority of the voting power of all of the Seller’s (or its parent entity’s) or its successor’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s (or its parent entity’s) or its successor’s board of directors (or equivalent governing body).

“Clinical Trial” means a clinical study involving patients or healthy volunteers intended to support the Marketing Approval or Commercialization of a Product.

“Clinical Updates” means, [***].

“CMC Activities” means those manufacturing activities and regulatory activities designed to support preparation of the chemistry, manufacturing and controls sections of any regulatory materials or Marketing Approval for any Product.

“Combination Product” means [***].

“Commercial Updates” means, [***].

“Commercialization” means any and all activities directed to the marketing, detailing, promotion, commercial launching, selling and securing of reimbursement of a product (including using, importing, selling and offering for sale of the product), and shall include Post-Approval Studies, post-launch marketing, promoting, detailing, marketing research, customer service, selling a product, importing, exporting, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” and “Commercializing” shall mean to engage in Commercialization. For clarity, “Commercialization” excludes Manufacturing activities.

“Commercially Reasonable Efforts” means, [***].

“Confidential Information” is defined in Section 9.1.

“Contract Manufacturing Agreement” means any agreement or arrangement (including any memorandum of understanding regarding a future agreement) between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, for the Manufacture of a Product (including bulk drug product, bulk drug substance and finished product).

“Customary Intercreditor Agreement” means a customary intercreditor agreement between the Buyer and a Third Party providing [***]; and (f) any other provisions reasonably satisfactory to such Third Party secured debt provider and the Buyer consistent with clauses (a)-(e) above and consistent with the premise that (i) [***], and (ii) the Buyer shall not interfere with such Third Party secured debt provider enforcing its rights and remedies as a secured creditor under the UCC, any Bankruptcy Laws and any other applicable law (to the extent such enforcement is not inconsistent with clauses (a)-(e) above or other customary protections applicable to junior creditors).

“Data Room” is defined in Section 7.9.

“Disclosing Party” is defined in Section 9.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, set forth on Exhibit H.

“Effective Date” is defined in the preamble.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“European Union” means the countries of the European Union, as it is constituted on the date of this Agreement and as it may be modified from time to time after the date of this Agreement.

“Excluded Product” means any compound, molecule or other pharmaceutical product developed or licensed by the Seller or any of its Affiliates that is not a Product.

“Excluded Product Assets” means, collectively, the Seller’s and its Affiliates’ rights, title and interests in any Excluded Product (including all inventory, raw material and work in progress of such Excluded Product) and product rights solely related to Excluded Products (including, (a) any intellectual property rights, (b) regulatory filings, submissions and approvals with or from any regulatory authorities, including any clinical data thereunder, (c) any in-licenses, and (d) out-licenses, in each case, solely related to Excluded Products) owned, licensed or otherwise held by the Seller or any of its Affiliates and any proceeds thereof, including (i) all accounts receivable and payment intangibles solely resulting from the sale, license or other disposition of such Excluded Product by the Seller or its Affiliates, (ii) cash and cash equivalents to the extent traceable solely from such sale, license or deposition in the foregoing clause (i), and (iii) any deposit or securities accounts holding such cash and equivalents and/or proceeds of such accounts receivable and payment intangibles in the foregoing clauses (i) and (ii).

“Existing Agreements” means the BMS Agreement, each Existing Contract Manufacturing Agreement, and each Existing In-License.

“Existing Contract Manufacturing Agreement” means the agreements set forth on Exhibit E.

“Existing In-Licenses” means the agreements set forth on Exhibit F.

“Existing Patent Rights” is defined in Section 4.9(a).

“Exploitation” means any and all activities directed to the research, development, importation, exportation, use, registration, modification, enhancement, improvement, optimization, seeking of Marketing Approvals and pricing and reimbursement approvals for, Commercialization or other exploitation of a Product. “Exploit” shall mean to engage in Exploitation. For clarity, “Exploitation” excludes Manufacturing activities.

“FCPA” is defined in Section 4.14.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” means the first sale that will result in any Net Sales of a Product in any jurisdiction of the world.

“GAAP” means generally accepted accounting principles in the United States as consistently applied by the applicable Related Party in accordance with its implemented accounting policies.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

[***].

“Indebtedness” means (a) any indebtedness for borrowed money, (b) any obligation evidenced by a note, bond, debenture or similar instrument, (c) any obligation to pay the deferred purchase price of property in connection with the purchase of a business or product line (other than, for the avoidance of doubt, “earnouts” and other similar payments based on performance of the acquired business or product line) or (d) any guarantee of any of the foregoing. [***].

“Indemnified Party” is defined in Section 8.2.

“Indemnifying Party” is defined in Section 8.2.

“INDIGO Phase 3 Trial” means the Phase 3 Clinical Trial entitled “A Phase 3 Study of Obexelimab in Patients with IgG4-Related Disease”, clinicaltrials.gov identifier # NCT05662241.

“Initial Purchase Price” means seventy-five million dollars ($75,000,000).

“In-License” means [***].

“In-Licensed Intellectual Property Rights” means all Intellectual Property Rights in-licensed by Seller or any of its Affiliates pursuant to any In-License.

“In-Licensed Patent Rights” means all Patent Rights in-licensed by Seller or any of its Affiliates pursuant to any In-License.

“Intellectual Property Rights” means any and all of the following (a) owned by the Seller or its Affiliates or their respective Licensees or (b) in-licensed by the Seller or its Affiliates or their respective Licensees, in each case ((a) and (b)), as they exist throughout the world at any time: (i) the Patent Rights; [***]; (v) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing ((i)-(iv)); [***].

“Intellectual Property Updates” means [***].

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Key Out-License” is defined in Section 7.7(a).

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques, rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, and samples.

“Knowledge of the Seller” means the actual knowledge of [***], after reasonable due inquiry.

“Licensee” means any Third Party that is a counterparty to an Out-License, or any downstream (sub)licensee of such Third Party under such Out-License.

“Licensee Income” means:

(a)for each Calendar Quarter, all royalty payments payable to the Seller or its Affiliates in respect of Net Sales of the Products by any and all Licensees in the Licensee Income Territory attributable to such Calendar Quarter, less any royalty payments payable by the Seller to Xencor pursuant to Section 9.3 of the Xencor In-License in respect of Net Sales (as defined in the Xencor In-License) of such Products in the Licensee Income Territory in such Calendar Quarter (such net amount, the “Licensee Royalty Income”); plus

(b)for each Calendar Quarter, all consideration other than Licensee Royalty Income, in whatever form, payable to the Seller or its Affiliates by any and all Licensees to the extent attributable (in accordance with Section 7.7(a)) to one or more Products in the Licensee Income Territory in such Calendar Quarter, including upfront payments, license maintenance fees, minimum annual royalty payments, milestone payments, option exercise fees, and other similar payments (“Licensee Non-Royalty Income”).

[***].

Licensee Non-Royalty Income expressly excludes: (a) milestone payments payable to the Seller pursuant to Section 8.2 of the BMS Agreement, [***].

“Licensee Income Percentage” means twenty-five percent (25%).

“Licensee Income Territory” means worldwide other than the Royalty Territory.

[***] is defined in the definition of [***].

[***] is defined in the definition of [***].

“Licensor” means a Third Party that is a party to any In-License.

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind, whether voluntarily incurred or arising by operation of law or otherwise.

“Logistics Agreement” means any agreement between the Seller or any of its Affiliates, on the one hand, and a Third Party acting solely as a Logistics Provider, on the other hand.

“Logistics Provider” means a Third Party that has the right, option or obligation to distribute, transport, warehouse, package, import, or provide similar logistics services with respect to a Product on behalf of a Related Party, including a Wholesale Distributor.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Major European Markets” means [***].

“Manufacturer” means a Third Party that is a party to any Contract Manufacturing Agreement.

“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping, importing, storage and similar activities with respect to a Product (and components thereof or therefor) and regulatory compliance with respect to the foregoing. “Manufacture” shall mean to engage in Manufacturing. For clarity, “Manufacturing” excludes Development and Commercialization activities.

“Marketing Approval” means, with respect to any product, any and all approvals (including drug and/or device approval applications), licenses, registrations or authorizations sufficient to Commercialize such product in accordance with applicable laws, including, if applicable, pricing or reimbursement approvals.

“Market Capitalization” means, with respect to any entity, an amount equal to the product of (a) the total number of issued and outstanding shares of equity interests of the entity (or any successor entity) on the date of determination and (b) the arithmetic mean of the closing prices per share of such equity interests for the [***] consecutive trading days immediately preceding the date of determination.

“Material Adverse Effect” means [***].

“MHRA” means the United Kingdom Medicines and Healthcare products Regulatory Agency.

“Net Sales” means the gross amount invoiced, billed or otherwise recorded or recognized for sales of [***]:

[***].

Net Sales shall be determined in U.S. dollars.

[***]

Net Sales will not include [***].

Net Sales shall also include [***].

“Net Sales Percentage” means five and one-half percent (5.5%).

“Obexelimab” means the antibody with heavy and light chains having the amino acid sequences set forth on Exhibit C.

“Out-License” means [***].

“Patent Right” means [***].

“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions that extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Payment Triggering Event” is defined in Section 3.6.

[***].

“Permitted Entity” means a global biopharmaceutical company with a Market Capitalization of at least [***].

“Permitted Indebtedness” means [***].

“Permitted Lien” means [***].

[***].

[***].

[***].

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Phase 3 Clinical Trial” means a Clinical Trial that incorporates accepted endpoints for confirmation of safety and statistical significance of efficacy with the aim to generate data and results that can be submitted to obtain Marketing Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

“Post-Approval Study” means a clinical study of a Product required by applicable law or a Regulatory Authority to be conducted after receipt of a Marketing Approval for such Product.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means (a) any product that contains Obexelimab as an active ingredient, [***].

“Product Rights” means any and all of the following: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities related to the Product, (c) In-Licenses, (d) Out-Licenses and (e) Contract Manufacturing Agreements.

“Proposed Allocation” is defined in Exhibit G.

“Purchase Price” is defined in Section 2.2.

“Quarterly Report” is defined in Section 7.2(a).

“Receiving Party” is defined in Section 9.1.

[***].

“Regulatory Authority” means any Governmental Entity, including the FDA, that has responsibility in granting a Marketing Approval.

“Regulatory Updates” means [***].

“Related Party” means each of the Seller, its Affiliates, and their respective Licensees, as applicable.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

[***].

“Revenue Participation Right” means the right to receive payment in full of all Revenue Payments and an undivided ownership interest of all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of Net Sales of all Products and Licensee Income, and all proceeds thereof, in an amount equal to the Net Sales Percentage and the Licensee Income Percentage.

“Revenue Payment” means:

(a)for each Calendar Quarter, an amount payable to the Buyer equal to the product of [***]

(b)for each Calendar Quarter, an amount payable to the Buyer equal to the product of [***]

(c)for each Calendar Quarter, an amount payable to the Buyer equal to the product of [***]

(d)for each Calendar Quarter, an amount payable to the Buyer equal to the product of [***].

“Revenue Report” is defined in Section 7.3(c).

“Royalty Territory” means the United States, the United Kingdom, and the European Union.

[***] is defined in the definition of [***].

“Safety Event” means a determination by a Regulatory Authority, the Seller’s clinical safety adjudication committee (acting in good faith and in accordance with its charter), or data monitoring review board (or similar entity) that a Product presents an unreasonable and significant risk of death, a life-threatening condition or a safety concern, in each case, to patients, such that such Product cannot continue to be administered to any patients.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller or any of its Affiliates or any Regulatory Authority or data monitoring review board (or similar entity) relating to an alleged lack of safety or regulatory compliance of or with respect to a Product.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Support Memorandum” is defined in Exhibit G.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person that is not the Seller or an Affiliate of the Seller.

“Transaction Documents” means this Agreement and the Bill of Sale.

“UCC” means the Uniform Commercial Code in the State of New York; provided, that, if with respect to any financing statement or by reason of any provisions of law, the perfection, priority or the effect of perfection, priority or non-perfection of the security interests granted to the Administrative Agent pursuant to this Agreement or any related document is governed by the Uniform Commercial Code in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code in such other jurisdiction for purposes of the provisions of this Agreement, any related document and any financing statement relating to such perfection, priority or effect of perfection, priority or non-perfection.

“United States” means the United States of America, including its territories and possessions.

“Wholesale Distributor” means a non-Related Party wholesale distributor of a Product that is not required to provide consideration to a Related Party based on the value of, or otherwise attributable to, the sale of such Product by or on behalf of such distributor.

“Xencor” is defined in Exhibit F.

“Xencor In-License” is defined in Exhibit F.

Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)references to a Person are also to its permitted successors and assigns, and references to a Governmental Entity are also to its succeeding governing entity in the relevant jurisdiction;

(e)definitions are applicable to the singular as well as the plural forms of such terms;

(f)references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, references to a “Schedule” refer to the corresponding part of the Disclosure Schedule, and references to the Transaction Documents refer to any certificates, notices, schedules, exhibits, annexes or other documents or instruments delivered in connection with the Transaction Documents;

(g)provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(h)accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any related document shall be prepared in conformity with GAAP;

(i)for covenants that are to be undertaken “reasonably” by the Seller or its Affiliates, such actions (or inactions) shall take into account the Buyer’s economic interest in the Products, the Product Rights, the Revenue Participation Right and the Revenue Payments and the impact of the applicable action (or inaction) on such interest;

(j)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement;

(k)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(l)any item shall not be treated as “Indebtedness” under this Agreement [***] solely because such item is treated as debt or indebtedness under GAAP.

Section 1.3Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1Purchase, Sale and Assignment. On the Effective Date and upon the terms and subject to the conditions of this Agreement, in exchange for the Buyer’s payment of the Initial Purchase Price and the Buyer’s promise to pay the Additional Purchase Price Payments if and when due hereunder, the Seller hereby sells, transfers, assigns and conveys to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, the Revenue Participation Right free and clear of all Liens. From and after the Effective Date, the Seller relinquishes all of the Seller’s and its Affiliates’ right, title and interest in and to the Revenue Participation Right, and all such right, title and interest shall vest in the Buyer. In addition, the Seller hereby agrees to pay to the Buyer the Revenue Payments on the terms and conditions set forth herein.

Section 2.2Purchase Price and Use of Proceeds. The purchase price for the Revenue Participation Right shall consist of the Initial Purchase Price and, if payable hereunder, the Additional Purchase Price Payments (together, the “Purchase Price”). The Seller shall [***].

Section 2.3No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is, on the terms and conditions set forth in this Agreement, only purchasing, acquiring and accepting the Revenue Participation Right and is not assuming any liability or obligation of the Seller or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter.

Section 2.4True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller, a pledge, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller or any of its Affiliates under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable laws, which waiver shall, to the maximum extent permitted by applicable laws, be enforceable against the Seller and its Affiliates in any bankruptcy or insolvency proceeding relating to the Seller or any of its Affiliates. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of “accounts,” “payment intangibles” or “general intangibles” (as appropriate) and the proceeds thereof in accordance with the UCC, and the Seller hereby authorizes the Buyer and its representatives at any time to file one or more financing statements or any amendments to financing statements previously filed by the Buyer (and continuation statements with respect to such financing statements when applicable) naming the Seller as the “seller” and the Buyer as the “buyer” in respect of the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer, including in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller hereby grants to the Buyer a security interest in, to and under the Revenue Participation Right, the Revenue Payments, the Products and the Seller’s right, title and interest in the Product Rights, and any “proceeds” (as defined in the UCC) of each of the foregoing as security for all of the Seller’s obligations under the Transaction Documents and any related documents, including the obligations to pay the Revenue Payments (the “Back-Up Security Interest”), and the Seller does hereby authorize the Buyer and its representatives, from and after the Effective Date, to file one or more financing statements (and continuation statements and any amendments with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such Back-Up Security Interest; provided that such Back-Up Security Interest shall be terminated without any action or notice of any party upon termination of this Agreement as provided in Section 10.2. Following the termination of this Agreement as provided in the immediately preceding sentence, upon the Seller’s request and at Seller’s expense, the Buyer shall file a UCC-3 termination statement terminating the security interest granted in this Section 2.4. In the event any of Seller’s Affiliates obtain any right, title or interest in Product Rights, the Seller shall promptly provide notice to the Buyer and cause such Affiliates to grant to the Buyer a security interest in such Product Rights on the same terms as the Back-Up Security Interest.

ARTICLE 3
CLOSING; PAYMENT OF PURCHASE PRICE

Section 3.1Closing. The purchase and sale of the Revenue Participation Right shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree.

Section 3.2Payment of Initial Purchase Price. On the Effective Date, the Buyer shall pay to the Seller the Initial Purchase Price by wire transfer of immediately available funds to the account specified on Exhibit A.

Section 3.3Bill of Sale. On the Effective Date, upon confirmation of the receipt of the Initial Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in the form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.4Seller Form W-9. On or prior to the Effective Date, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding tax.

Section 3.5Buyer Form W-8BEN-E. On or prior to the Effective Date, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E or other applicable form certifying that the Buyer is exempt from U.S. federal withholding and backup withholding tax with respect to the Revenue Payments.

Section 3.6Additional Purchase Price Payments. The Seller shall promptly (and, in any event, within five (5) Business Days) notify the Buyer upon the first occurrence of each of the events set forth in the table below (each a “Payment Triggering Event”). As long as there has not been a Material Adverse Effect of which Buyer has notified Seller in writing and that remains uncured at the time of such occurrence, and provided that Buyer has not notified the Seller of any material non-compliance with its obligations under this Agreement that remains uncured at the time of such occurrence, the Buyer shall make a one-time cash payment (each an “Additional Purchase Price Payment”) in the amount corresponding to such Payment Triggering Event to the Seller by wire transfer of immediately available funds to the account specified by the Seller on Exhibit A (or such other account as specified by the Seller in a writing delivered to the Buyer in accordance with Section 11.1 of this Agreement) within [***] following the Buyer’s receipt of such notice.

#	PAYMENT TRIGGERING EVENT	ADDITIONAL PURCHASE PRICE PAYMENT AMOUNT
1.	[***], the [***] criteria [***] in the INDIGO Phase 3 Trial, and the Seller delivers to Buyer a certificate and supporting documentation for such determination no later than [***] Business Days following [***].	$75,000,000
2.	[***], receipt of Marketing Approval of the Product by the FDA for the treatment of IgG4-related disease.	$75,000,000
3.	[***], receipt of Marketing Approval of the Product by the FDA for the treatment of systemic lupus erythematosus.	$75,000,000
	TOTAL	$225,000,000

For the avoidance of doubt, the Buyer and the Seller hereby acknowledge and agree that (a) each Additional Purchase Price Payment is a contingent payment obligation of the Buyer and there can be no assurance regarding the occurrence of any Payment Triggering Event, (b) the Buyer shall have no obligation or liability with respect to an Additional Purchase Price Payment unless and until the corresponding Payment Triggering Event timely occurs, (c) [***], (d) the aggregate Additional Purchase Price Payments payable by the Buyer hereunder shall not exceed $225,000,000 and (e) no such Additional Purchase Price Payment shall be due or payable if this Agreement has been terminated pursuant to ARTICLE 10 prior the occurrence of the applicable Payment Triggering Event. Upon the Buyer’s reasonable request, the parties hereto agree to use reasonable efforts to timely negotiate in good faith (i) a separate agreement with respect to the Additional Purchase Price Payment relating to the Payment Triggering Event #1, 2 or 3 and a then-fair value portion of the Revenue Participation Right allocated to the Payment Triggering Event #1, 2 or 3, provided that such separate agreement will not (x) modify the terms set forth herein except to allocate such terms across this Agreement and such separate agreement as long as such allocation does not modify the terms as a whole or (y) otherwise adversely affect the Seller in any manner, including with respect to the Seller’s Tax or financial reporting position(s) and (ii) an amendment to this Agreement to effectuate the foregoing. Unless and until the parties enter into such Agreement, the Additional Purchase Price Payment relating to the Payment Triggering Event #1, 2 or 3 (as applicable) will be due and payable upon achievement of Payment Triggering Event #1, 2 or 3 (as applicable) in accordance with the terms of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule set forth on Exhibit H, the Seller represents and warrants to the Buyer that as of the Effective Date:

Section 4.1Existence; Good Standing. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. Each of the Seller and its Affiliates is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.2Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

Section 4.3Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.4No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational documents of the Seller or its Affiliates, (b) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller, its Affiliates or the Revenue Participation Right, (c) contravene or conflict with or constitute a default under the Xencor In-License or (d) contravene or conflict with or constitute a material default under any other material agreement or any Judgment binding upon or applicable to the Seller, any of its Affiliates or the Revenue Participation Right.

Section 4.5Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent (other than consents obtained prior to the Effective Date), approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller or any of its Affiliates in connection with (a) the execution and delivery by the Seller of this Agreement, (b) the performance by the Seller of its obligations under this Agreement or (c) the consummation by the Seller of any of the transactions contemplated by this Agreement.

Section 4.6No Litigation. Neither the Seller nor any of its Affiliates is a party to, and, since [***], none has received any written notice of, any action, claim, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, since [***], no such action, claim, suit, investigation or proceeding has been threatened against the Seller or any of its Affiliates, that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7Compliance.

(a)To the Knowledge of the Seller, all applications, submissions, information and data related to any Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller or any of its Affiliates were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(b)The Seller has made available to the Buyer prior to the Effective Date in the Data Room true, correct and complete copies of all material communications sent or received since

[***] by the Seller and any of its Affiliates to or from any Regulatory Authorities that relate to its or their Exploitation or Manufacture of any Product.

(c)Since [***], neither the Seller nor any of its Affiliates has committed any act, made any statement or failed to make any statement in respect of a Product that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Governmental Entity to invoke similar policies, set forth in any applicable laws or regulations.

(d)Since [***], (i) there have been no Safety Notices, (ii) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to any Product, that would result in a Material Adverse Effect, and (iii) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Product, or (2) a material change in the anticipated labeling of any Product. The Seller and its Affiliates have not experienced any significant failures in the Manufacturing of a Product that have not been resolved, or that would, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

(e)The Seller and its Affiliates are, and, since [***], have been, with respect to the Product, in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority in each jurisdiction where the Product has been, or is intended to be, Manufactured or Exploited, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulatory Authorities in each jurisdiction where a Product has been, or is intended to be, Manufactured or Exploited, and all other laws regarding ownership, developing, testing, Manufacturing, disposal, Commercializing, and complaint handling or adverse event reporting for the products of the Seller or its Affiliates, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

Section 4.8Licenses.

(a)Existing Agreements. Other than the Existing In-Licenses, there are no In-Licenses currently in effect or contemplated. [***]. The Seller has provided to the Buyer a true, accurate and complete copy of each Existing Agreement (including all written amendments, supplements or modifications thereto or written waivers thereunder). Each Existing Agreement is in full force and effect in accordance with its terms.

(b)Validity and Enforceability of Existing Agreements. Except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law), (i) each Existing Contract Manufacturing Agreement is a valid and binding obligation of and enforceable against the Seller and, to the Knowledge of the Seller, the counterparty thereto, in accordance with the terms of such agreement, and (ii) the BMS Agreement and each of the Existing In-Licenses is a valid and binding obligation of and enforceable against the parties thereto, in accordance with the terms of such agreement. Neither the Seller nor any of its Affiliates that is a party to an Existing Agreement has received any written notice in connection with any Existing Agreement challenging the validity, enforceability or interpretation of any provision of such Existing Agreement.

(c)No Termination of Existing Agreements. Neither the Seller nor any of its Affiliates that is a party to an Existing Agreement has (1) given notice to a counterparty of the termination of any Existing Agreement (whether in whole or in part) or expressed any intention or desire to terminate such Existing Agreement, or (2) received from a counterparty thereto any notice of termination of any Existing Agreement (whether in whole or in part) or any communications from a counterparty thereto expressing any intention or desire to terminate such Existing Agreement.

(d)No Breaches or Defaults of Existing Agreements. There is no material breach or default under any provision of any Existing Agreement as of the Effective Date either by the Seller or any of its Affiliates that is a party to such Existing Agreement or, to the Knowledge of the Seller, by the counterparty (or any predecessor thereof) thereto. To the Knowledge of the Seller, there is no event that would reasonably be expected to give rise to any such breach or default by the Seller or any of its Affiliates that is a party to such Existing Agreement or the counterparty thereto.

(e)No Assignments of Existing Agreements. Neither the Seller nor any of its Affiliates that is a party to such Existing Agreement has assigned, or consented to any assignment by the counterparty to any Existing Agreement of, any rights or obligations under such agreement, and no such counterparty has provided written notice to the Seller or any of its Affiliates that is a party to such Existing Agreement that such counterparty has assigned any of its rights or obligations under any such agreement to any Person and, to the Knowledge of the Seller, no such counterparty has assigned any of its material rights or obligations under such agreement to any Person.

Section 4.9Intellectual Property.

(a)Schedule 4.9(a) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (“Existing Patent Rights”). Except as set forth on Schedule 4.9(a) of the Disclosure Schedule, the Seller is the sole and exclusive registered owner of all of the Existing Patent Rights. Schedule 4.9(a) of the Disclosure Schedule specifies the respective patent or patent application numbers as to each listed Patent within the Existing Patent Rights. Schedule 4.9(a) of the Disclosure Schedule specifies any Person other than the Seller owning or having an ownership interest in any Existing Patent Right, including the nature of such interest.

(b)None of the Seller nor any of its Affiliates is a party to any pending, and, to the Knowledge of the Seller, there is no threatened (in writing), litigation, interference, reexamination, post-grant proceeding, opposition or like procedure or proceeding involving any of the Existing Patent Rights or other existing Intellectual Property Rights.

(c)All of the issued Patents within the Existing Patent Rights are in full force and effect, have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable. Neither the Seller nor, to the Knowledge of the Seller, Licensors, has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Existing Patent Rights. Neither the Seller nor, to the Knowledge of the Seller, Licensors, has received any written notice or written legal opinion that alleges that any issued

Patent within any of the Existing Patent Rights or any other existing Intellectual Property Rights are invalid or unenforceable.

(d)Neither the Seller nor, to the Knowledge of the Seller, Licensors, has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof or claims to be an owner of any other existing Intellectual Property Rights.

(e)The Seller and, to the Knowledge of the Seller, Licensors, as applicable, have paid all maintenance fees, annuities and like payments required with respect to all of the Existing Patent Rights.

(f)To the Knowledge of the Seller, (i) the Manufacture and Exploitation of each Product has not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, any Patent or other intellectual property rights of any Third Party, and (ii) no Person is infringing, misappropriating or otherwise violating, or threatening to infringe, misappropriate or otherwise violate, any Existing Patent Rights or other existing Intellectual Property Rights, in each case ((i) and (ii)) without reference to any safe harbor, and evaluating all pending Patent claims as issued.

Section 4.10Title to Revenue Participation Right; No Liens. The Seller holds all rights, interests and title necessary to sell, transfer, assign and convey the Revenue Participation Right to the Buyer. From and after the Effective Date, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right, Revenue Payments and the “proceeds” (as defined in the UCC) of the foregoing, in each case free and clear of all Liens (other than the Back-Up Security Interest, which shall be a first priority Lien, or Permitted Lien). None of the property or assets of the Seller or any of its Affiliates (other than the Revenue Participation Right, Revenue Payments and the “proceeds” (as defined in the UCC) of the foregoing, which are covered by the immediately preceding sentence) is subject to, or encumbered by, any Lien (other than the Buyer’s Back-Up Security Interest or Permitted Lien). The Seller holds all rights, interests, and title (and has all authority) necessary to fully grant the Back-Up Security Interest.

Section 4.11Indebtedness. Schedule 4.11 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred by, the Seller and its Affiliates as of the Effective Date.

Section 4.12Lien Related Representation and Warranties. The Seller’s exact legal name (as defined in Section 9-503 of the UCC) is, and since August 2, 2023 has been, “Zenas BioPharma, Inc.” From inception to August 2, 2023, the Seller’s exact legal name was “Zenas BioPharma (Cayman) Limited.” The Seller is, and since August 2, 2023 has been, a corporation and incorporated in Delaware. The Seller’s chief executive office is (and has been since November 2024) located at 852 Winter Street, Suite 250, Waltham MA 02451.

Section 4.13Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the

Seller or any of its Affiliate who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.14Foreign Corrupt Practices Act. None of the Seller or its Affiliates nor, to the Knowledge of the Seller, any of its or their directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. None of the Seller or any of its Affiliates nor, to the Knowledge of the Seller, any of its or their directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Seller further represents that it has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. To the Knowledge of the Seller, neither the Seller nor any of its Affiliates or its or their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that as of the Effective Date:

Section 5.1Existence; Good Standing. The Buyer is an Irish collective asset-management vehicle duly organized, validly existing and in good standing under the laws of Ireland. The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Buyer.

Section 5.2Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

Section 5.3Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transaction contemplated hereby do not and will not (a) contravene or conflict with the organizational documents of the Buyer, (b) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to the Buyer or (c) contravene or conflict with or constitute a material default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

Section 5.5Consents. Except for the filing of financial statement(s) in accordance with Section 2.4 or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (a) the execution and delivery by the Buyer of this Agreement, (b) the performance by the Buyer of its obligations under this Agreement or (c) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

Section 5.6No Litigation. There is no action, claim, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

Section 5.7Financing. The Buyer has sufficient cash, or access to sufficient immediately available cash under committed credit facilities, to pay the Initial Purchase Price on the Effective Date and will have sufficient cash, or access to sufficient immediately available cash under committed credit facilities, to pay the Additional Purchase Price Payments contemplated by Section 3.6 if and when due hereunder. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6
NO OTHER REPRESENTATIONS AND WARRANTIES.

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ANY TRANSACTION DOCUMENT, NONE OF THE PARTIES HERETO MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY

WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7
COVENANTS

Section 7.1Seller Diligence Requirements.

[***].

Section 7.2Reporting.

(a)From and after the Effective Date, the Seller shall provide the Buyer promptly following the end of each Calendar Quarter, but in any event no later than [***] calendar days after the end of such Calendar Quarter, a reasonably detailed report (the “Quarterly Report”) setting forth, with respect to such same period, (i) the Clinical Updates, (ii) the Regulatory Updates and (iii) the Commercial Updates. The Quarterly Report provided during the last Calendar Quarter of each Calendar Year shall also include the Intellectual Property Updates and, prior to the first Marketing Approval of a Product, [***]. The Seller shall prepare and maintain, and shall cause its Affiliates and any Licensees and Manufacturers to prepare and maintain, reasonably complete and accurate records of the information to be disclosed in each Quarterly Report.

(b)In addition to the information provided in the Quarterly Report, the Seller shall:

(i)provide the Buyer with a draft of any press release or other public disclosure containing [***] (and no later than [***] prior to issuance thereof);

(ii)provide the Buyer with prompt (and in any event within [***] Business Days) written notice of any Safety Notices or the Seller obtaining knowledge of any information that would reasonably reflect the occurrence (or expected occurrence) of a Material Adverse Effect; and

(iii)provide the Buyer with such additional information [***].

(c)The Seller may use copies of internal presentations or reports and copies of presentations or reports received by the Seller from any Third Party, or portions thereof to satisfy its reporting obligations under this Section 7.2. No reports or information provided in response to this Section 7.2 will include any personally identifiable data or other information that can be attributed to a specific individual without the use of additional information.

Section 7.3Revenue Payments; Revenue Payment Details.

(a)From and after the First Commercial Sale, the Seller shall pay to the Buyer each Revenue Payment promptly, but in any event no later than [***] calendar days after the end of each Calendar Quarter.

(b)Provided that the Buyer has provided to the Seller a valid, properly executed Internal Revenue Service Form W-8BEN-E or other appropriate form confirming that no withholding is required for U.S. federal income tax purposes, the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by the Buyer.

(c)From and after the First Commercial Sale, the Seller shall provide the Buyer promptly following the end of each Calendar Quarter, but in any event no later than [***] calendar days after the end of such Calendar Quarter, a report (a “Revenue Report”) setting forth in reasonable detail, on a Product-by-Product and country-by-country basis: [***].

Section 7.4Inspections and Audits of the Seller.

(a)Upon reasonable prior written notice and during normal business hours, the Buyer may cause an inspection and/or audit, by an independent public accounting firm reasonably acceptable to the Seller, the Buyer and such independent public accounting firm, of the Seller’s and its Affiliates’ books of account, for the sole purpose of determining the correctness of the Revenue Payments made under this Agreement.

(b)Any such inspection and/or audit shall be permitted with respect to the Revenue Payments no more frequently than [***]. In connection with any such inspection and/or audit, upon the Buyer’s request, the Seller and its Affiliates shall exercise any rights it may have under any Out-License to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of the applicable Licensee for the purpose of determining the correctness of the Revenue Payments made under this Agreement.

(c)All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne (i) by the Buyer, if the independent public accounting firm determines that the Revenue Payments previously paid were deficient by an amount less than or equal to [***] of the Revenue Payments actually paid or (ii) otherwise, by the Seller. Any such independent public accounting firm shall not disclose to the Buyer the confidential information of the Seller or any of its Affiliates or their respective Licensees, except to the extent such disclosure is either necessary to determine the correctness of a Revenue Payment or otherwise would be provided pursuant this Agreement, including in a Quarterly Report or Revenue Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 9.

(d)Notwithstanding the foregoing, in the event Seller disputes any of the inspection or audit results of Section 7.4(a), the parties shall work in good faith to resolve the dispute. If the parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to an independent certified public accounting firm jointly selected by each party’s certified public accountants or to such other Person as the parties shall mutually agree (the “Audit Arbitrator”). The decision of Audit Arbitrator shall be final, and the costs of such arbitration as well as the initial audit shall be borne between the parties consistent with Section 7.4(c).

(e)Not later than [***] days after Buyer’s receipt of the audit results or the decision of the Audit Arbitrator (and in accordance with such decision), as applicable, the Seller shall pay the additional amounts, with interest from the date originally due in accordance with Section 7.11, or the Buyer shall reimburse the excess payments, as applicable.

Section 7.5Intellectual Property Matters.

(a)Third Party Infringement Notice. The Seller shall provide to the Buyer a copy of any written notice received, directly or indirectly, by any Related Party or Manufacturer from any Third Party alleging or claiming that any Manufacture or Exploitation of any Product infringes, misappropriates or otherwise violates any Patents or other intellectual property rights of such or any other Third Party, together with copies of material correspondence sent or received by any Related Party or Manufacturer related thereto, as soon as practicable and in any event not more than [***] Business Days following (i) as it relates to the Seller or any of its Affiliates, such delivery or receipt or (ii) as it relates to a Licensee or Manufacturer, the Seller’s or its Affiliate’s receipt of such delivered or received notice or material correspondence.

(b)Enforcement and Defense Notice. The Seller shall promptly inform the Buyer of any infringement, misappropriation, or violation by a Third Party of any Patent Right or other Intellectual Property Right, or of any allegation by a Third Party that any Patent Right or other Intellectual Property Right is invalid or unenforceable, of which the Seller or any of its Affiliates becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement, misappropriation, violation, invalidity, or unenforceability of any Patent Rights or other Intellectual Property Rights delivered or received by the Seller or its Affiliates, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(c)Enforcement and Defense Actions. Subject to Section 7.5(d), the Seller shall, or shall cause another Related Party to, use its or their Commercially Reasonable Efforts to enforce and defend all Patent Rights and other Intellectual Property Rights other than the In-Licensed Intellectual Property Rights for which a Licensor is responsible for enforcement or defense in accordance with the terms of the applicable In-License; provided that Seller shall not be required to, or cause another Related Party to, enforce or defend any Patent Right or other Intellectual Property Right if, in Seller’s good faith judgement, such enforcement or defense would reasonably be expected to have a material and adverse effect on the scope, enforceability or validity of such Patent Right or Intellectual Property Right. [***].

(d)Enforcement and Defense Updates. Reasonably prior to the Seller’s or any of its Affiliate’s initiating, or permitting a Licensee to initiate (to the extent the Seller’s or its Affiliate’s permission is required under the applicable Out-License), an enforcement or defense action regarding any suspected infringement, misappropriation, violation, invalidity, or unenforceability of any Patent Right or other Intellectual Property Right, the Seller shall provide the Buyer with written notice of such enforcement or defense action and thereafter shall provide the Buyer with such additional information as the Buyer may reasonably request.

(e)Recovery. If the Seller or any of its Affiliates or any Licensee recovers or receives monetary damages from a Third Party, where such damages (with respect to any Licensee, solely if the Seller or any of its Affiliates is entitled to share in such damages pursuant to the applicable Out-License), whether in the form of judgment or settlement, result from the misappropriation, infringement, or other violation of any of the Patent Rights or other Intellectual Property Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller or its Affiliates or Licensees in bringing such action (including all reasonable attorneys’ fees) and not otherwise reimbursed (by a Licensee or otherwise), (ii) any remaining amounts [***], and (iii) and any remaining amounts [***]. Notwithstanding the forgoing, any such remaining amounts in subsection (iii) that are allocable to the misappropriation, infringement, or other violation of any of the Patent Rights or other Intellectual Property Rights in the Licensee Income Territory that are recovered or received by a Licensee shall not be treated as Net Sales, but the portion of any such remaining amounts that is payable by a Licensee to the Seller or its Affiliates shall be treated as Licensee Royalty Income.

(f)Prosecution. The Seller shall, or shall cause an Affiliate or use Commercially Reasonable Efforts to cause a Licensee to, diligently file, prosecute, and maintain all Patent Rights other than the In-Licensed Patent Rights for which a Licensor is responsible for prosecution or maintenance in accordance with the terms of the applicable In-License. Notwithstanding the foregoing, Seller shall be permitted to (i) allow Patent Rights to expire or (ii) abandon Patent Rights, in each case ((i) and (ii)), in good faith in the ordinary course for strategic reasons. The Seller shall use reasonable efforts to ensure that applicable Licensor diligently files, prosecutes and maintains all such In-Licensed Patent Rights.

Section 7.6In-Licenses.

(a)The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of any In-License, (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License, and (iii) [***]. The Seller may redact or otherwise exclude from any of the foregoing (x) any information the redaction or exclusion of which is required to comply with applicable law and (y) any information that does not relate to the Revenue Payments, the Revenue Participation Right, the Product or the Product Rights.

(b)The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each In-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from the applicable Licensor or any of its Affiliates of an alleged breach under any In-License by Seller or its Affiliates, the Seller shall provide the Buyer with a copy (or, in the case of an oral notice, reasonably detailed summary) thereof. The Seller shall, or shall cause its Affiliates (as applicable) to, use its or their Commercially Reasonable Efforts to cure any breaches by it under such In-License and shall give written notice to the Buyer upon curing any such breach.

(c)The Seller shall provide the Buyer with written notice following the Seller or any of its Affiliates becoming aware of a Licensor’s material breach of its obligations under any In-License. Promptly, and in any event within [***] Business Days following the Seller’s or its

Affiliate’s notice to a Licensor of an alleged breach by such Licensor under any such In-License, the Seller shall provide the Buyer with a copy thereof.

(d)The Seller shall not, and shall cause its Affiliates not to, amend or modify in any material respect, waive any material provision of, terminate or assign (i) the Xencor In-License without obtaining the Buyer’s prior written consent (not to be unreasonably conditioned, withheld or delayed) or (ii) any In-License other than the Xencor In-License in a manner that would be reasonably expected to have a Material Adverse Effect without obtaining the Buyer’s prior written consent.

(e) The Seller shall provide the Buyer with written notice promptly (and in any event within [***] Business Days) following the amendment, modification, waiver, termination or assignment of any In-License.

Section 7.7Out-Licenses; Contract Manufacturing Agreements.

(a)Without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), the Seller shall not, and shall cause its Affiliates not to, enter into any Out-License that grants a Third Party any rights to Commercialize a Product (i) in any Major European Market unless such Third Party is a Permitted Entity or (ii) in the United States ((i) and (ii), a “Key Out-License”). [***].

(b)The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of each Out-License, (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any Out-License, and (iii) copies of all royalty reports under any Out-License and material reports provided by the Seller or any of its Affiliates to the applicable Licensee or provided in writing by the applicable Licensee to the Seller or any of its Affiliates.

(c)The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each Out-License and Contract Manufacturing Agreement and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from a counterparty to any Out-License or any of its Affiliates of an alleged breach under any Out-License by Seller or its Affiliates, the Seller shall provide the Buyer with a copy (or, in the case of an oral notice, a reasonably detailed summary) thereof. The Seller shall, or shall cause its Affiliates (as applicable) to, use its or their Commercially Reasonable Efforts to cure any breaches by it under such Out-License and shall give written notice to the Buyer upon curing any such breach.

(d)The Seller shall provide the Buyer with written notice following the Seller or any of its Affiliates becoming aware of a Licensee’s breach of its obligations under any Out-License that would reasonably be expected to have a Material Adverse Effect. Promptly, and in any event within [***] Business Days following the Seller’s or its Affiliate’s notice to a Licensee of an alleged breach by such Licensee under any such Out-License, the Seller shall provide the Buyer with a copy thereof.

(e)The Seller shall not, and shall cause its Affiliates not to, amend or modify in any material respect, waive any material provision of, terminate or assign any Key Out-License without obtaining the Buyer’s prior written consent (not to be unreasonably conditioned, withheld or delayed). [***].

(f)The Seller shall provide the Buyer with written notice promptly (and in any event within [***] Business Days) following the amendment, modification, waiver, termination or assignment of any Out-License.

(g)All Out-Licenses entered into after the Effective Date shall contain provisions permitting the Seller or its Affiliate to audit such Licensee on terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller and its Affiliates set forth in Section 7.4. The Seller shall, and shall cause its Affiliates to use, Commercially Reasonable Efforts to ensure that each Out-License entered into after the Effective Date contains provisions requiring the applicable Licensee to provide to the Seller or its Affiliate a quarterly royalty report consistent in all material respects with the Seller’s obligation to provide quarterly Revenue Reports set forth in Section 7.3(c).

Section 7.8Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or other public announcement made in accordance with this Agreement, neither the Buyer nor the Seller shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party except as may be required by applicable law or stock exchange rule (in which case either party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 7.9Post-Closing Obligation. The Seller shall deliver to the Buyer [***] a CD, USB drive or as otherwise agreed by the parties, containing copies [***]. For the avoidance of doubt, the contents of such CD or USB drive are Confidential Information of the Seller and subject to the terms and conditions of this Agreement.

Section 7.10Further Assurances. The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by this Agreement.

Section 7.11Late Payments. A late fee of the lesser of (a) [***] over the Prime Rate, and (b) the highest rate permitted under applicable law shall accrue on all unpaid amounts with respect to any payment owed to either party hereunder, including the Additional Purchase Price Payments or any Revenue Payment, from the date such obligation was due until the date payment is made. The imposition and payment of a late fee shall not constitute a waiver of the rights of either party with respect to such payment default. [***].

Section 7.12Negative Pledge; Preservation of Assets and Liens.

(a)The Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Lien on [***], except for (i) the Back-Up Security Interest and (ii) solely with respect to the Product Rights and the Products (but not any of the other aforementioned assets), any Permitted Lien. For clarity, the Seller and its Affiliates are permitted to create, incur, assume or suffer to exist a Lien on (x) Excluded Product Assets and (y) rights that relate to such products and are not Product Rights. [***]. For the avoidance of doubt, this Section 7.12(a) shall not restrict the incurrence of (i) any Permitted Liens or (ii) any licenses (including any In-Licenses or Out-Licenses) not prohibited hereunder.

(b)The Seller agrees that it will not (and will not permit any of its Affiliate to), without giving the Buyer prior written notice as promptly as practical, and in any event at least [***], change (i) its legal name (as defined in Section 9-503(a) of the Uniform Commercial Code in effect in Delaware), (ii) its jurisdiction of organization, (iii) its legal entity structure or identity, or (iv) the location or address of its chief executive office and shall otherwise cooperate and act as reasonably requested by the Buyer so that the Buyer can (1) create, maintain, continue and protect the Buyer’s enforceable perfected security interest and Lien (with the priority provided for in this Agreement) on the assets covered by the Back-Up Security Interest and (2) maintain, continue and protect the purchase and sale of the Revenue Participation Right contemplated by this Agreement.

Section 7.13Restriction on Indebtedness. Prior to the consummation of a Change of Control [***], the Seller shall not, and shall not permit any of its Affiliates to, incur any Indebtedness except for Permitted Indebtedness. [***].

ARTICLE 8
INDEMNIFICATION

Section 8.1General Indemnity. Subject to Section 8.3, from and after the Effective Date:

(a)The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in any Transaction Document and (ii) any breach of any of the covenants or agreements of the Seller in any Transaction Document.

(b)The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in any Transaction Document or (ii) any breach of any of the covenants or agreements of the Buyer in any Transaction Document.

Section 8.2Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this the relevant Transaction Document in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 8.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 8.3Limitations on Liability. Except for claims arising from a breach of confidentiality obligations under ARTICLE 9 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable (and no claim for indemnification hereunder shall be asserted) for any consequential, punitive, special or incidental damages under this ARTICLE 8 as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 8) in or pursuant to any Transaction Document. Notwithstanding the foregoing, (a) the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this ARTICLE 8, for Losses that include any portion of the Revenue Payments that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under any Transaction Document, and such portion of the Revenue Payments shall not be deemed consequential, punitive, special or incidental damages for any purpose of any Transaction Document and (b) any consequential, punitive, special or incidental damages awarded to a Third Party in connection with a claim pursuant to Section 8.4 shall be considered Losses for purposes of this ARTICLE 8. Notwithstanding anything in this ARTICLE 8 to the contrary, the Seller shall not be liable for any damages as a result of any breach of the last two sentences of Section 2.2.

Section 8.4Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this ARTICLE 8, such Indemnifying Party shall defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall, at the request of the Indemnifying Party, use reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. The Indemnified Party may, without the request of the Indemnifying Party, retain separate co-counsel at the Indemnified Party’s expense and may participate in the defense of such claim. The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (a) provides for the payment by the Indemnifying Party of money as the sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (b) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (c) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim in compliance with this Section 8.4, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner such Indemnified Party reasonably deems appropriate, (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this ARTICLE 8.

Section 8.5Exclusive Remedy. Except as set forth in Section 11.10, from and after the Effective Date, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under any Transaction Document or any certificate, document or instrument delivered under any Transaction Document, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this ARTICLE 8.

Section 8.6Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this ARTICLE 8 will be treated as an adjustment to the purchase price for U.S. federal income tax purposes to the fullest extent permitted by applicable law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code.

ARTICLE 9
CONFIDENTIALITY

Section 9.1Confidentiality. Except as provided in this ARTICLE 9 or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall (a) keep confidential and shall not publish or otherwise disclose, except as permitted pursuant to Section 9.2, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), and (b) shall not use the Confidential Information of the Disclosing Party for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except in each case ((a) and (b)) for that portion of such information that the Receiving Party can demonstrate by competent proof:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates without the use of the Confidential Information of the Disclosing Party; or

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who did not receive such Confidential Information from the Disclosing Party and without obligations of confidentiality with respect thereto.

Section 9.2Authorized Disclosure. Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a)prosecuting or defending litigation between the parties hereto;

(b)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(c)complying with a valid order of a court or administrative body of competent jurisdiction or other Governmental Entity;

(d)for regulatory, Tax or customs purposes;

(e)for audit purposes;

(f)disclosure to its Affiliates and its and its Affiliates’ Representatives; provided, that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure;

(g)disclosure to its actual or potential investors, lenders, (sub)licensees, or acquirors, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing or licensing transaction or acquisition and that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure; or

(h)upon the prior written consent of the Disclosing Party.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to (a), (c) or (d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. Without limiting the foregoing, a party may disclose the other party’s Confidential Information, without the other party’s prior written permission, to the extent it is required to do so by law, regulation, or a court or administrative order or an order of another Governmental Entity; however, prior to such disclosure, the compelled party shall notify the other party (which notice shall include a copy of the relevant portion of any applicable subpoena or order) as promptly as possible after it learns of such requirement to disclose, except to the extent such notification would be impractical or legally impermissible (in which event notification shall be made as soon as reasonably practicable and permissible), provide the other party with reasonable opportunity to pursue legal action to prevent or limit the required disclosure, and, if requested, provide reasonable assistance at the other party’s expense in undertaking reasonable legal action to prevent or limit the required disclosure. In the event of any such required disclosure, the party required to disclose the other party’s Confidential Information shall disclose only that portion of the other party’s Confidential Information that it is legally required to disclose based on the advice of its counsel. The Receiving Party shall continue to hold in confidence hereunder any such disclosed Confidential Information of the Disclosing Party unless and until such information is no longer required to be held in confidence under the terms of this Agreement.

The Buyer shall not seek, because of, or based upon, any Confidential Information of the Seller, Patent or any other form of intellectual property protection with respect to, or related to, any such Confidential Information or use the Confidential Information of the Seller to obtain, or seek to obtain, a commercial advantage over the Seller. Without limiting the foregoing, the Buyer shall not file any Patent application based upon, disclosing or using any of the Confidential Information of the Seller provided hereunder.

ARTICLE 10
TERMINATION

Section 10.1Term. This Agreement shall be effective as of the Effective Date and shall continue unless and until terminated pursuant to Section 10.2, at which time this Agreement shall terminate, except in each case with respect to any rights or obligations that accrued or arose prior to such termination. The Buyer and the Seller have carefully considered and negotiated the conditions under which this Agreement would terminate, and such conditions allocate risks between the Buyer and the Seller. The Buyer’s obligation to pay the Purchase Price and the Seller’s sale of the Revenue Participation Right and obligation to pay the Revenue Payments reflect this allocation of risk, and neither the Buyer nor the Seller would have entered into this Agreement without such allocation.

Section 10.2Mutual Termination. This Agreement may only be terminated by mutual written agreement of the Buyer and the Seller.

Section 10.3Survival. Notwithstanding anything to the contrary in this ARTICLE 10, the following provisions shall survive termination of this Agreement: ARTICLE 1 (Definitions); Section 7.3 (Revenue Payments; Revenue Payment Details) (solely to the extent a payment accrues prior to the effective date of termination); Section 7.4 (Inspections and Audits of the Seller) (solely to the extent set forth therein and as it relates to payments accrued prior to the effective date of termination); Section 7.5(e) (Recovery) (solely to the extent such action arises prior to the effective date of termination); Section 7.11 (Late Payments); ARTICLE 8 (Indemnification); ARTICLE 9 (Confidentiality) (for the period of time set forth therein); Section 10.1 (Term); Section 10.3 (Survival); ARTICLE 11 (Miscellaneous). Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 11
MISCELLANEOUS

Section 11.1Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.1:

If to the Seller, to it at:

Zenas BioPharma, Inc.

852 Winter Street, Suite 250

Waltham, MA 02451

Attention: [***]

Email: [***]

With a copy to:

Ropes & Gray LLP
800 Boylston Street; Prudential Tower
Boston, MA 02199
Attention: Hannah H. England

Email: [***]

If to the Buyer, to it at:

Royalty Pharma Investments 2019 ICAV

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: [***]

Email: [***]

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Robert M. Crawford and Jacqueline Mercier

Email: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when received by a recipient, if sent by email, with an acknowledgement of receipt being produced by the recipient’s email account, or (c) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.2Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 11.3Assignment; Transfer Restrictions.

(a)Neither the Seller nor any of its Affiliates shall sell, assign or otherwise transfer, including by asset sale, merger, change of control, operation of law, or otherwise, this Agreement or any portion of the Seller’s or its Affiliates’ rights, title or interest in or to any Product Rights to any Person without the prior written consent of the Buyer (not to be unreasonably conditioned, withheld or delayed) except (i) to an Affiliate if such Affiliate transferee agrees in a writing that such Affiliate assumes all of the obligations of the Seller to the Buyer under the Transaction Documents and the Seller guarantees the performance of such Affiliate or (ii) in connection with a Change of Control, [***]. Further, the Seller and its Affiliates shall be permitted to assign this Agreement and all or substantially of its and their rights, title or interest in or to all of the Product Rights to a Permitted Entity if such Permitted Entity agrees in a writing that it assumes this Agreement. Prior to any such sale, assignment or transfer, the Seller shall take all actions required (or reasonably requested by the Buyer after being given a reasonable time to make such a request after written notice of such prospective sale, assignment or transfer) to (1) create, continue, maintain and protect the Buyer’s perfected security interest and Lien (with the priority contemplated by this Agreement) in the assets covered by the Back-Up Security Interest, and (2) maintain, continue and protect the purchase and sale of the Revenue Participation Right contemplated by this Agreement. For clarity, nothing in this Section 11.3(a) shall prohibit any Out-Licenses permitted by and entered into in accordance with Section 7.7, or the grant of any Permitted Liens.

(b)The Buyer may assign this Agreement without the prior written consent of the Seller [***].

(c)A party assigning this Agreement as set forth in this Section 11.3 will promptly notify the other party of such assignment.

(d)Any purported sale, assignment or transfer in violation of this Section 11.3 shall be null and void.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 11.4Amendment and Waiver.

(a)This Agreement may be amended, restated, modified or supplemented only in a writing signed by each of the Seller and the Buyer. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.5Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 11.6No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in ARTICLE 8.

Section 11.7Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.8Jurisdiction; Venue.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BUYER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST THE SELLER OR ITS AFFILIATES OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BUYER AND THE SELLER EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE

SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 11.1 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.

Section 11.9Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.10Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each party agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 11.11Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.12Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the Effective Date.

SELLER

ZENAS BIOPHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Name:	Leon O. Moulder, Jr.
Title:	Founder, Chief Executive Officer & Chairman

BUYER

Royalty Pharma Investments 2019 ICAV

By:	Royalty Pharma Manager, LLC, its Attorney-in-Fact

By:	/s/ George W. Lloyd
Name:	George W. Lloyd
Title:	EVP, Investments & Chief Legal Officer

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

Exhibit A

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Exhibit C

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Exhibit D

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Exhibit E

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Exhibit F

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Exhibit G

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Exhibit H

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